As filed with the Securities and Exchange Commission on May 20, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Williams Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	73-0569878
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Williams Center

Tulsa, Oklahoma 74172

(Address of Principal Executive Offices, Zip Code)

The Williams Companies, Inc. 2007 Incentive Plan

The Williams Companies, Inc. Amended and Restated 2007 Employee Stock Purchase Plan

(Full title of the plan)

Robert E. Riley, Jr.

Vice President and Assistant General Counsel – Corporate Secretary

One Williams Center, Suite 4900

Tulsa, Oklahoma 74172-0172

800-945-5426 (800-WILLIAMS)

(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by The Williams Companies, Inc., a Delaware corporation (“Williams” or the “Registrant”), relating to (i) 49,500,000 shares of the Registrant’s common stock, par value $1.00 per share (the “Common Stock”), that may be issued to eligible participants in accordance with the terms of the Registrant’s 2007 Incentive Plan (the “Incentive Plan”), including 4,500,000 shares of Common Stock that may again become available for issuance under the Incentive Plan as a result of outstanding awards that are forfeited, settled in cash or otherwise terminate without the delivery of shares pursuant to the terms of the Incentive Plan, and (ii) 3,600,000 shares of Common Stock that may be issued to eligible employees in accordance with the terms of the Registrant’s Amended and Restated 2007 Employee Stock Purchase Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be delivered to eligible participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the SEC pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2026;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026 filed with the SEC on May 4, 2026;

(c)	the Registrant’s Current Reports on Form 8-K filed with the SEC on January 8, 2026 (Item 8.01 only), January 8, 2026, March 26, 2026 and May 4, 2026 (Item 5.02 and Item 5.07 only); and

(d)

the description of the Registrant’s Common Stock, $1.00 par value, contained in Exhibit 4.35 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 27, 2023, including any amendments or reports filed with the SEC for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Williams, a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law (“DGCL”), subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made party by reason of their being or having been a director, officer, employee, or agent of Williams. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Williams’ Amended and Restated By-Laws provide for indemnification by Williams of its directors and officers to the fullest extent permitted by the DGCL. In addition, Williams has entered into indemnity agreements with its directors and certain officers providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and to the extent insurance is maintained, for the continued coverage of such individuals.

Policies of insurance are maintained by Willaims under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to any director, in respect of certain unlawful dividend payments or stock redemptions or repurchases, (iv) for any transaction from which the director derived an improper personal benefit, or (v) with respect to any officer, in any action by or in the right of the corporation. Williams’ Amended and Restated Certificate of Incorporation provides that, to the fullest extent provided by the DGCL, no director shall be personally liable to Williams or its stockholders for monetary damages for a breach of fiduciary duty as a director.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation (filed on May 26, 2010, as Exhibit 3.(i)1 to the Registrant’s Current Report on Form 8-K, File No. 001-04174).

4.2	Certificate of Amendment dated August 10, 2018 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 10, 2018, File No. 001-04174).

4.3	By-laws of The Williams Companies, Inc., as last amended effective October 25, 2022 (filed on October 31, 2022, as Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q, File No. 001-04174).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consents of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1*	The Williams Companies, Inc. Power of Attorney (included on signature pages hereto).

99.1	The Williams Companies, Inc. 2007 Incentive Plan, as amended and restated effective April 28, 2026, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 4, 2026.

99.2	The Williams Companies, Inc. Amended and Restated 2007 Employee Stock Purchase Plan, filed as Appendix C to the Registrant’s Definitive Proxy Statement filed with the SEC on March 18, 2026.

107.1*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tulsa, state of Oklahoma on May 20, 2026.

THE WILLIAMS COMPANIES, INC.

/s/ Mary A. Hausman
By:	Mary A. Hausman
Title:	Vice President, Chief Accounting Officer and Controller

POWER OF ATTORNEY

The undersigned directors and officers of The Williams Companies, Inc. hereby constitute and appoint T. Lane Wilson, Robert E. Riley, Jr. and Peter S. Burgess, each with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact or his or her substitute shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Chad J. Zamarin	President, Chief Executive Officer and Director	May 20, 2026
Chad J. Zamarin	(Principal Executive Officer)

/s/ John D. Porter	Executive Vice President and Chief Financial Officer	May 20, 2026
John D. Porter	(Principal Financial Officer)

/s/ Mary A. Hausman	Vice President, Chief Accounting Officer and Controller	May 20, 2026
Mary A. Hausman	(Principal Accounting Officer)

/s/ Stephen W. Bergstrom	Chairman of the Board	May 20, 2026
Stephen W. Bergstrom

/s/ Michael A. Creel	Director	May 20, 2026
Michael A. Creel

/s/ Carri A. Lockhart	Director	May 20, 2026
Carri A. Lockhart

/s/ Richard E. Muncrief	Director	May 20, 2026
Richard E. Muncrief

/s/ Peter A. Ragauss	Director	May 20, 2026
Peter A. Ragauss

/s/ Rose M. Robeson	Director	May 20, 2026
Rose M. Robeson

/s/ Scott D. Sheffield	Director	May 20, 2026
Scott D. Sheffield

/s/ William H. Spence	Director	May 20, 2026
William H. Spence

/s/ Jesse J. Tyson	Director	May 20, 2026
Jesse J. Tyson